Exhibit 1

News Release

Ashland issues statement regarding director nominations

COVINGTON, Kentucky, October 25, 2018 -- Ashland Global Holdings Inc. (NYSE: ASH) today confirmed that Cruiser Capital Master Fund LP, which has disclosed ownership of 2.4 percent of the company’s outstanding common stock, has provided notice of an intent to nominate four individuals to stand for election to the Ashland board of directors at the company’s 2019 Annual Meeting of Stockholders (“2019 Annual Meeting”). The date of the company’s 2019 Annual Meeting has not yet been announced.

The company issued the following statement:

The Ashland board of directors and management team are committed to acting in the best interests of the company and its stockholders. Ashland strives to maintain constructive, ongoing communications with all its stockholders and welcomes views and opinions that may advance its goal of driving enhanced value. To that end, Ashland has had numerous discussions with Cruiser Capital.

The board regularly takes steps to refresh and strengthen its composition to ensure it has the right mix of experience and capabilities to maximize Ashland’s full growth potential and deliver long-term stockholder value. In fact, five of the company’s directors joined the board within the past three years, and four joined since the beginning of 2017. In addition, over the past five years, Ashland has nominated two directors who were recommended by stockholders.

Ashland’s board and management team are focused on building on the company’s momentum to create enhanced value for stockholders by delivering on the financial targets for fiscal 2018-2021 presented at the company’s Investor Day in 2017. Ashland’s strong financial results year to date are clear evidence that the actions the company is taking to drive sales and earnings growth are yielding benefits.

Ashland has a long history of taking decisive action to improve its competitive position and create value for stockholders. Most recently, the company has made significant progress in its efforts to create a leaner, more cost-competitive and growth-oriented specialty chemicals organization. In connection with its previously announced program to accelerate EBITDA margin growth, Ashland expects to achieve $120 million in run-rate savings by the end of calendar year 2019, with $50 million in annualized run-rate savings by the end of calendar year 2018. Ashland expects the full EBITDA margin acceleration redesign plan to be completed in early November and ready for full implementation.

Of note, the total stockholder return of Ashland, a component of the S&P 400, has outpaced that index in recent years. Since the completion of the Valvoline separation on May 12, 2017, Ashland’s total stockholder return is 24.2% compared to 6.4% for the S&P 400 over the same time period. Ashland’s one-year total stockholder return is 8.6% compared to (0.8%) for the S&P 400, the company’s three-year total stockholder return is 43.4% compared to 30.3% for the S&P 400, and the company’s five-year total stockholder return is 73.6% compared to 49.7% for the S&P 400, as of October 24, 2018.

The Ashland board is composed of 11 highly qualified directors, 10 of whom are independent and all bringing diverse experience and expertise in chemicals, research and development, finance, and other disciplines and industries that are relevant and important to the company’s business and continued success.

The Governance and Nominating Committee will review all director candidates in accordance with its charter and Ashland’s corporate governance guidelines.

The board’s formal recommendation regarding director nominees will be included in the company’s proxy statement and other materials to be filed with the Securities and Exchange Commission and mailed to all stockholders eligible to vote at the 2019 Annual Meeting. Ashland stockholders are not required to take action at this time.

About Ashland
Ashland Global Holdings Inc. (NYSE: ASH) is a premier global specialty chemicals company serving customers in a wide range of consumer and industrial markets, including adhesives, architectural coatings, automotive, construction, energy, food and beverage, nutraceuticals, personal care and pharmaceutical. At Ashland, we are approximately 6,500 passionate, tenacious solvers – from renowned scientists and research chemists to talented engineers and plant operators – who thrive on developing practical, innovative and elegant solutions to complex problems for customers in more than 100 countries. Visit ashland.com to learn more.

C-ASH

Additional Information and Where to Find It
In connection with the forthcoming solicitation of proxies from stockholders in respect of Ashland’s 2019 Annual Meeting of Stockholders, Ashland will file with the Securities and Exchange Commission (“SEC”) a proxy statement on Schedule 14A (the “proxy statement”), containing a form of white proxy card. Ashland, its directors and certain of its executive officers will be participants in the solicitation of proxies from stockholders in respect of the 2019 Annual Meeting of Stockholders. Information regarding the names of Ashland’s directors and executive officers and their respective interests in the company by security holdings or otherwise will be set forth in the proxy statement. Details concerning the nominees of Ashland’s Board of Directors for election at the 2019 Annual Meeting will be included in the proxy statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ ALL RELEVANT DOCUMENTS, INCLUDING ASHLAND’S PROXY STATEMENT AND ANY AMENDMENTS THERETO AND ACCOMPANYING WHITE PROXY CARD, FILED WITH OR FURNISHED TO THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN, OR WILL CONTAIN, IMPORTANT INFORMATION ABOUT ASHLAND. Stockholders may obtain free copies of the proxy statement and other relevant documents that Ashland files with the SEC on Ashland’s website at http://investor.ashland.com or from the SEC’s website at www.sec.gov.

Forward-Looking Statements
This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Ashland has identified some of these forward-looking statements with words such as “anticipates,” “believes,” “expects,” “estimates,” “is likely,” “predicts,” “projects,” “forecasts,” “objectives,” “may,” “will,” “should,” “plans” and “intends” and the negative of these words or other comparable terminology. Ashland may from time to time make forward-looking statements in its annual reports, quarterly reports and other filings with the SEC, news releases and other written and oral communications. These forward-looking statements are based on Ashland’s expectations and assumptions, as of the date such statements are made, regarding Ashland’s future operating performance and financial condition, as well as the economy and other future events or circumstances. These statements include, but may not be limited to, Ashland’s expectations regarding its EBITDA margin acceleration redesign plan and its ability to complete and implement such plan, including related cost savings.

Ashland’s expectations and assumptions include, without limitation, internal forecasts and analyses of current and future market conditions and trends, management plans and strategies, operating efficiencies and economic conditions (such as prices, supply and demand, cost of raw materials, and the ability to recover raw-material cost increases through price increases), and risks and uncertainties associated with the following: the program to eliminate certain existing corporate and Specialty Ingredients expenses (including the possibility that such cost eliminations may not occur or may take longer to implement than anticipated), the expected divestiture of its Composites segment and the butanediol (“BDO”) manufacturing facility in Marl, Germany, and related merchant Intermediates and Solvents (“I&S”) products (including, in each case, the possibility that a transaction may not occur or that, if a transaction does occur, Ashland may not realize the anticipated benefits from such transaction), the impact of acquisitions and/or divestitures Ashland has made or may make, including the acquisition of Pharmachem (including the possibility that Ashland may not realize the anticipated benefits from such transactions); Ashland’s substantial indebtedness (including the possibility that such indebtedness and related restrictive covenants may adversely affect Ashland’s future cash flows, results of operations, financial condition and its ability to repay debt); Ashland’s ability to generate sufficient cash to finance its stock repurchase plans; severe weather, natural disasters, cyber events and legal proceedings and claims (including product recalls, environmental and asbestos matters); and without limitation, risks and uncertainties affecting Ashland that are described in Ashland’s most recent Form 10-K (including Item 1A Risk Factors) filed with the SEC, which is available on Ashland’s website at http://investor.ashland.com or on the SEC’s website at http://www.sec.gov.  Various risks and uncertainties may cause actual results to differ materially from those stated, projected or implied by any forward-looking statements. Ashland believes its expectations and assumptions are reasonable, but there can be no assurance that the expectations reflected herein will be achieved. Unless legally required, Ashland undertakes no obligation to update any forward-looking statements made in this news release whether as a result of new information, future events or otherwise.

™ Trademark, Ashland or its subsidiaries, registered in various countries.

FOR FURTHER INFORMATION:

Investor Relations:	Media Relations:
Seth A. Mrozek	Gary Rhodes
+1 (859) 815-3527	+1 (859) 815-3047
samrozek@ashland.com	glrhodes@ashland.com